ARTICLES OF AMENDMENT

OF

Banner corporation

Banner Corporation, a corporation organized and existing under the laws of the State of Washington (the “corporation”), in accordance with the provisions of Chapters 23B.10 and 23B.06 of the Revised Code of Washington (“RCW”), does hereby certify and submit for filing these Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is Banner Corporation.

SECOND: The Articles of Amendment revise Article IV of the corporation’s Amended and Restated Articles of Incorporation to read as follows:

Article IV   Capital Stock.  The total number of shares of all classes of capital stock which the corporation has authority to issue is 55,500,000, of which 50,000,000 shall be common stock of par value of $0.01 per share (“Common Stock”), 5,000,000 shall be nonvoting common stock of par value of $0.01 per share (“Nonvoting Common Stock”) and 500,000 shall be serial preferred stock of par value $0.01 per share. The shares may be issued from time to time as authorized by the board of directors without further approval of the shareholders, except to the extent that such approval is required by governing law, rule or regulation. The consideration for the issuance of the shares shall be paid in full before their issuance and shall not be less than the stated par value per share. Upon payment of such consideration such shares shall be deemed to be fully paid and nonassessable. Upon authorization by its board of directors, the corporation may issue its own shares in exchange for or in conversion of its outstanding shares or distribute its own shares, pro rata to its shareholders or the shareholders of one or more classes or series, to effectuate stock dividends or splits, and any such transaction shall not require consideration.

Except as expressly provided by applicable law, these Articles of Incorporation or by any resolution of the board of directors designating and establishing the terms of any series of preferred stock, no holders of any class or series of capital stock shall have any right to vote as a separate class or series or to vote more than one vote per share.  The shareholders of the corporation shall not be entitled to cumulative voting in any election of directors.

A description of the different classes and series (if any) of the corporation’s capital stock and a statement of the designations, and the relative rights, preferences and limitations of the shares of each class and series (if any) of capital stock are as follows:

A.                Common Stock.  On matters on which holders of common stock are entitled to vote, each holder of shares of Common Stock shall be entitled to one vote for each share held by such holder.

Whenever there shall have been paid, or declared and set aside for payment, to the holders of the outstanding shares of any class of stock having preference over the common stock as to the payment of dividends, the full amount of dividends and of sinking fund, retirement fund or other retirement payments, if any, to which such holders are respectively entitled in preference to the common stock, then dividends may be paid on the common stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends, but only when and as declared by the board of directors.

In the event of any liquidation, dissolution or winding up of the corporation, the holders of the Common Stock (and the holders of any class or series of stock entitled to participate with the common stock in the distribution of assets) shall be entitled to receive, in cash or in kind, the assets of the corporation available for distribution remaining after:  (i) payment or provision for payment of the corporation’s debts and liabilities; (ii) distributions or provision for distributions in settlement of its liquidation account; and (iii) distributions or provision for distributions to holders of any class or series of stock having preference over the common stock in the liquidation, dissolution or winding up of the corporation.  Each share of Common Stock shall have the same relative rights as and be identical in all respects with all the other shares of Common Stock.

B.                 Nonvoting Common Stock.

Except as set forth in this subsection B with respect to voting, the Common Stock and the Nonvoting Common Stock shall have the same rights, preferences and privileges, share ratably in all assets of the corporation upon its liquidation, dissolution or winding-up, be entitled to receive dividends (other than certain stock dividends, which shall be governed by clause (b) below) in the same amount per share and at the same time when, as and if declared by the corporation’s board of directors, and be equal and identical in all other respects as to all other matters.

(a)                The holders of Nonvoting Common Stock shall have no voting rights except as required by the WBCA. Without limiting the generality of the preceding sentence, and notwithstanding Article VI of these Articles of Incorporation, the application of separate voting group rights under RCW 23B.10.040(1)(a), (e) or (f), or 23B.11.035 (or any related section concerning voting group rights as to mergers or share exchanges), is hereby explicitly denied. Notwithstanding the foregoing, and in addition to any other vote required by law, the affirmative vote of the holders of a majority of the outstanding shares of Nonvoting Common Stock, voting separately as a class, shall be required to amend the corporation’s Articles of Incorporation, as amended, to alter or change the designation, preferences, limitations or relative rights of all or part of the shares of Nonvoting Common Stock. Where shares of Nonvoting Common Stock are entitled to vote, each holder of Nonvoting Common Stock shall have one vote in respect of each share of Nonvoting Common Stock held of record solely on the matters as to which such shares are entitled to vote and subject to the rights and limitations specified by the WBCA.

(b)               In the event of any stock dividend having the effect of a stock split, stock split, combination or other reclassification of shares of either the Common Stock or the Nonvoting Common Stock, the outstanding shares of the other class shall be proportionately split, combined or reclassified in a similar manner; provided, however, that in any such transaction, holders of Common Stock shall receive only shares of Common Stock in respect of their shares of Common Stock and holders of Nonvoting Common Stock shall receive only shares of Nonvoting Common Stock in respect of their shares of Nonvoting Common Stock.

(c)                No Transfer of shares of Nonvoting Common Stock by the initial holder thereof (or by any Affiliate of the initial holder to which such shares are transferred pursuant to clause (ii) of this sentence) shall be permitted, except (i) in a Permitted Transfer or (ii) to an Affiliate of the initial holder of the Nonvoting Common Stock. Any Transfer in violation of the foregoing sentence shall be null and void and the corporation shall not have any obligation to recognize such Transfer. Each share of Nonvoting Common Stock shall be converted automatically into one share of Common Stock upon a Permitted Transfer of such share of Nonvoting Common Stock, and shall be registered as one share of Common Stock on the books and records of the corporation. The issuance of certificates, if any, for shares of Common Stock upon conversion of Nonvoting Common Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the corporation in connection with such conversion and the related issuance. The corporation shall cooperate with the timely conversion of Nonvoting Common Stock subject to compliance with applicable law and regulations. For these purposes:

                                                                                   (i)      “Affiliate” means, with respect to any person, any person directly or indirectly, controlling, controlled by or under common control with, such other person.

                                                                                 (ii)      A “Permitted Transfer” means a Transfer, after taking into account that the Nonvoting Common Stock to be Transferred shall be automatically converted into Common Stock upon such Transfer, (1) that is part of a widely distributed public offering of Common Stock; (2) that is part of a private placement of Common Stock in which no party acquires the right to purchase in excess of 2% of the Common Stock then outstanding; (3) to an underwriter for the purpose of conducting a widely distributed public offering; (4) in reliance on Rule 144 under the Securities Act of 1933, as amended, in which no one party acquires in excess of 2% of the Common Stock then outstanding; (5) to the corporation (or a subsidiary thereof) or (6) to a person that would control more than 50% of the “voting securities” of the corporation, as that term is defined by the Board of Governors of the Federal Reserve System or its successor, without giving effect to such transfer.

                                                                               (iii)      “Transfer” means any sale, transfer, assignment, pledge, encumbrance, hypothecation or other similar disposition .

(d)               The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock for the corporation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Nonvoting Common Stock into Common Stock.

(e)                In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, each share of Nonvoting Common Stock will at the same time be similarly exchanged or changed into an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that such share of Nonvoting Common Stock would be entitled to receive if it was converted into a share of Common Stock immediately prior to such transaction. In the event of any offer to repurchase shares, pro rata subscription offer, rights offer or similar offer to holders of Common Stock, the corporation shall provide the holders of the Nonvoting Common Stock the right to participate based upon the number of shares of Common Stock such holders would be entitled to receive if such shares were converted into shares of Common Stock immediately prior to such offering. Shares of Nonvoting Common Stock that are repurchased or otherwise acquired by the corporation or that are converted shall constitute authorized but unissued shares of Nonvoting Common Stock.

C.                 Serial Preferred Stock.  The board of directors of the corporation is authorized by resolution or resolutions from time to time adopted to provide for the issuance of preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the board of directors with respect to each series of preferred stock shall include, but not be limited to, the determination or fixing of the following:

(a)                The distinctive serial designation and the number of shares constituting such series;

(b)               The dividend rate or the amount of dividends to be paid on the shares of such series, whether dividends shall be cumulative and, if so,

from which date or dates, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)                The voting powers, full or limited, if any, of shares of such series;

(d)               Whether the shares of such series shall be redeemable and, if so, the price(s) at which, and the terms and conditions on which, such shares may be redeemed;

(e)                The amount(s) payable upon the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation;

(f)                Whether the shares or such series shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of such shares, and if so entitled, the amount of such fund and the manner of its application, including the price(s) at which such shares may be redeemed or purchased through the application of such fund;

(g)               Whether the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation, and, if so convertible or exchangeable, the conversion price(s), or the rate or rates of exchange, and the adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(h)               The price or other consideration for which the shares of such series shall be issued; and

(i)                 Whether the shares of such series which are redeemed or converted shall have the status of authorized but unissued shares of serial preferred stock and whether such shares may be reissued as shares of the same or any other series of serial preferred stock.

Each share of each series of preferred stock shall have the same relative rights as and be identical in all respects with all other shares of the same series.

THIRD: These Articles of Amendment to the Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: The date of adoption of these Articles of Amendment to the Articles of Incorporation is March 17, 2015.

FIFTH: The Articles of Amendment to the Articles of Incorporation were duly approved by the corporation’s board of directors on November 5, 2014.

SIXTH: The Articles of Amendment were duly approved by the shareholders of the corporation in accordance with the provisions of Sections 23B.10.030 and 23B.10.040 of the Revised Code of Washington.

SEVENTH: These Articles of Amendment are effective at 12:01 a.m., March 19, 2015.

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SIGNATURE

Banner Corporation has caused these Articles of Amendment to be signed by Mark J. Grescovich, its President and Chief Executive Officer, this 18th day of March, 2015.

This document is hereby executed under penalties of perjury, and is, to the best of my knowledge, true and correct.

By:	/s/ Mark J. Grescovich
Name:	Mark J. Grescovich
Title:	President and Chief Executive Officer
BANNER CORPORATION